Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces Resignation of Board Member

NEW YORK, May 2, 2011 — Cowen Group, Inc. (NASDAQ: COWN) announced today that Edoardo Spezzotti has resigned from Cowen’s Board of Directors effective April 27, 2011. Mr. Spezzotti is Executive Vice President of UniCredit Group and Vice Chairman of Corporate and Investment Banking of UniCredit S.p.A.

Peter Cohen, Cowen Group’s Chairman and Chief Executive Officer, commented, “On behalf of the Board of Directors, I thank Edoardo for his service to the Company over the past 16 months that he has served as a Board member. He was instrumental in the transition of Ramius to a public company and his international investment banking and corporate finance experience was greatly appreciated.”

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates makes up the Company’s alternative investment management segment, while Cowen and Company is its broker-dealer segment.  Its alternative investment management products and services include hedge funds, replication products, mutual funds, managed futures funds, fund of funds, real estate, health care royalty funds, and cash management services.  Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

For further information, contact:

Peter Poillon

Director Investor Relations

and Corporate Communications

(646) 562-1983

peter.poillon@cowen.com